2009 Executive Officer Compensation

The following table sets forth (i) 2009 base salaries to the Company’s executive officers, which represent no change from the levels established for such executive officers in January 2008, (ii) 2009 option grants to be made to the Company’s executive officers and (iii) bonus payments to be made to the executive officers pursuant to the Company’s 2008 Management Bonus Plan.

Name and Title	2009 Base Salary	2009 Option Grant	2008 Bonus
Jeff Staszak President and Chief Executive Officer	$ 385,000	90,000	$ 319,303
Mike Burns Vice President, Finance and Chief Financial Officer	$ 230,000	40,000	$ 127,168
David Lidsky Vice President, Design Engineering	$ 225,000	20,000	$ 119,428
Bill Numann Vice President, Marketing	$ 235,000	30,000	$ 124,736
Craig Teuscher Vice President, Sales and Applications Engineering	$ 240,000	30,000	$ 132,697

The stock options described above (i) shall be granted on January 30, 2009 in compliance with the Company’s policy on annual grants for executive officers and shall have an exercise price per share equal to the closing price of our common stock as reported on the Nasdaq Global Select Market on January 29, 2008, (ii) shall be granted pursuant to our 2004 Equity Incentive Plan, and (iii) shall terminate seven years after the date of grant, or earlier in the event the optionholder’s service to the Company is terminated. Subject to the optionholder’s continued service to us, 25% of the shares of common stock subject to such stock options vest on the first anniversary of the date of grant, and the remaining shares vest quarterly over the following three years.